SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 6, 2015

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Zion Oil & Gas, Inc. (“Zion” and/or the “Company”) is required under the terms of its current petroleum exploration license to obtain a resource assessment report, also known as a Competent Person's Report (“CPR”), prepared by an independent, third-party firm, in accordance with the Petroleum Resources Management System (“PRMS”), prior to drilling a well on its Megiddo-Jezreel Petroleum Exploration License No. 401 (“MJL”). Israel’s Petroleum Commissioner granted the MJL to Zion on December 3, 2013 and the MJL was amended on March 29, 2015. The CPR is required to be submitted to Israel’s Petroleum Commissioner prior to drilling. The CPR was prepared using the definitions for oil and gas reserves described in the “Guidelines for Application of the Petroleum Resource Management System (PRMS)” and the evaluation was completed on September 1, 2015. Thereafter, the CPR was submitted for review by the Company’s Technical Advisory Group, which has recently been concluded.

The Company currently holds one active petroleum exploration license onshore Israel, the MJL, comprising approximately 99,000 acres. The Company has selected the specific drill pad location from which to drill its next exploration well in the first quarter of 2016. The CPR concerns the geographic area covered only by the part of the license area known as the Beit She’an Prospect, which includes the proposed drill site for the Megiddo-Jezreel #1 well (“MJ #1”).

Forrest Garb & Associates (“FGA”), an international petroleum engineering and geoscience consulting firm, prepared its Resource Assessment Report of Gross Prospective Resources (Competent Person’s Report or “CPR”) for Zion’s exploration prospect for the proposed drilling of the MJ #1. This independent analysis affirms Zion’s internal interpretation of four separate objectives (Mid-Cretaceous, Upper Jurassic, Mid-Jurassic and Triassic) with combined original oil in place estimates possibly in the hundreds of millions of barrels if a discovery is made. Although Forrest A. Garb is on the Company’s board of directors, he has retired from FGA and is no longer on their board or holds any working connection with FGA and had no participation or influence in this report. The Company selected FGA, because of their reputation with the Israeli government for such reservoir analysis.

FGA’s estimates of prospective resource volumes in the CPR used probabilistic analysis methods in accordance with the Petroleum Resources Management System (PRMS) as endorsed by the Society of Petroleum Engineers, the American Association of Petroleum Geologists, the World Petroleum Council, and the Society of Petroleum Evaluation Engineers. The classification system and definitions are in common use internationally within the petroleum industry. They provide a measure of comparability and reduce the subjective nature of resource estimation. This analysis provides a consistent approach to estimating petroleum quantities, evaluating development projects, and presenting results within a comprehensive classification framework.

FGA reviewed Zion’s Beit She’an Prospect Report, dated July 6, 2015. The Company also provided Bell and Murphy & Associates, Inc. (“BMA”), a FGA sub-contractor performing geoscience services, with seismic and geologic data and BMA carried out an independent interpretation of the data. BMA was supplied a copy of the Company’s geophysical (seismic) database and other data/info. BMA interpreted and mapped key seismic horizons from both newly acquired and processed data as well as seismic data that had been reprocessed by Dr. Bill Wepfer of Eskaton Seismic. BMA’s interpretations yielded seismic time maps that were depth-converted and supplied to FGA.

The exploration objectives of the MJ#1 well include four separate horizons of Mid-Cretaceous, Upper-Jurassic, Mid-Jurassic and Triassic ages. The purpose of the CPR was to better understand the geology of the area and apply such understanding to estimate the probabilistic factors used to estimate the quantities of prospective resources that may be discovered by drilling the MJ#1 well. The MJL area lies at the confluence of the Jezreel Valley and the Jordan River Valley, south-southwest of the Sea of Galilee. The prospect area is located at the intersection of two significant tectonic provinces: the Dead Sea Rift Zone and the northeast, down-plunging end of the Faria Anticline. Oil and gas exploration wells and water wells have been drilled in surrounding areas, such as 10 miles to the north with evidence of oil shows but dry holes. FGA was provided with the available information on these wells, including copies of open-hole logs, well completion reports, and lithostratigraphic reports maintained by Israel’s Ministry of National Infrastructures, Energy and Water Resources which show depths and thicknesses of key geologic formations in prior drilled wells.

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Seismic mapping indicates the presence of a deep basin (Beit She’an sub-basin of the Dead Sea Rift basin), which could serve as a hydrocarbon “cooking pot” for potential source rocks. Deeply buried in the Dead Sea basin are rocks of the Mt. Scopus Group (Upper Cretaceous - Senonian), known to be the source of oil seeps on outcrops and shows in prior drilled wells. There are additional, but undocumented, potential source rocks in deeper levels in the Jurassic, Triassic, Permian and Silurian. Maturity modeling was performed on these rocks and the results support possible or probable sourcing of hydrocarbons from all of these rock sections under the assumptions applied.

With respect to the prior drilled wells in the Dead Sea area approximately 85 miles south of Zion’s proposed drill site, oil from the Emunah, Zuk Tamrur, Gurim, and Zohar fields as well as the Halamish well are thought to be sourced from the same Senonian age rocks with production from Permian, Triassic and Jurassic reservoirs. In the Dead Sea area, the current Hatrurim License partners plan to re-drill and deepen directionally the Halamish well to the projected center of the field. Genie Energy’s Israel subsidiary, Afek Oil & Gas, drilled several wells in the southern Golan, approximately 26 miles northeast of Zion’s proposed drill site, and recently announced a significant oil discovery in the Senonian age strata.

For Zion’s potential hydrocarbon trap, BMA used the seismic data to construct structure maps of the four key targets. The Company plans to drill into a northeasterly plunging anticlinal structure that is bounded on the west by a down-to-the-east normal fault, striking north-northwest. The result is a three-way closure against the normal fault. The structure also plunges towards the source kitchen where the potential oil was generated and expelled (see Figure 1). BMA expresses confidence in their interpretation of these features, including the depth and area of this prospect feature, thereby affirming Zion’s internal interpretation of four separate objectives (Mid-Cretaceous, Upper Jurassic, Mid-Jurassic and Triassic).

Figure 1. Zion’s Generalized Structure Map

According to the CPR, it is believed that the target zones have sufficient porous intervals to permit or positively influence hydrocarbon migration; however, there are unanswered questions such as whether there exists sufficient sealing at fault planes. The available well logs indicate that there are beds within the intervals planned for drilling that likely would be capable of acting as vertical seals under the right circumstances of fluid emplacement, but there is no data to determine positively if these faults seal (trap) the migrating hydrocarbons. The seismic studies confirm the presence of the anticipated targets at the planned MJ #1 well location.

The CPR’s prospective resource volumes were estimated using probabilistic methods and are dependent on a discovery being made. In the probabilistic method, a full range of values that could reasonably occur for each unknown parameter (area, pay thickness, porosity, oil saturation, oil formation, volume factor, recovery factor, etc.) was used to generate a full range of possible outcomes for the resource volume. A stochastic sampling (Monte Carlo simulation) was used to calculate a recoverable or in-place resource estimate.

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The CPR’s estimated unrisked gross prospective resources in the four target horizons, as of September 1, 2015, are presented in the table below, where “OOIP” refers to original oil-in-place and “MBbl” refers to thousands of barrels:

Estimated resource volumes are for Zion’s prospect in the four target horizons in one major fault block as a “best estimate” (the P50 case) for recoverable oil in the Mid Cretaceous is 27.8 million barrels, Upper Jurassic is 18.3 million barrels, Mid Jurassic is 17.9 million barrels and Triassic is 5.7 million barrels for a total “best estimate” for recoverable hydrocarbons at 69.7 million barrels, if a discovery is made. Although Zion’s probability of success numbers are higher, the CPR attributes the probability of geologic success for the discovery of oil and gas to a range of 10-16%, depending on the specific target.

FGA used the PRMS, published by the Society of Petroleum Engineers, World Petroleum Congresses, American Association of Petroleum Geologists, and Society of Petroleum Evaluation Engineers in November 2011, as the basis for its classification of hydrocarbon volumes. The analysis and findings presented in the CPR represent FGA’s informed judgments based on accepted standards of professional geological and engineering practice, but are subject to the generally recognized and unforeseen risks associated with the interpretation of geological, geophysical and engineering data. The assumptions, data, methods and procedures used in the preparation of the CPR are appropriate for the purpose served by the CPR. The methodology used to estimate oil volumes is an appropriate and generally accepted standard protocol for estimating resources in exploratory areas.

The Exhibit 99.1 to this Current Report on Form 8-K relates to the aforementioned Resource Assessment Report of Gross Prospective Resources (Competent Person’s Report or “CPR”) by Forrest A. Garb & Associates, Inc.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Resource Assessment Report of Gross Prospective Resources as of September 1, 2015 Attributable to Certain Interests Owned by Zion Oil & Gas, Inc. in Certain Properties Located in the Megiddo-Jezreel License Area, Onshore Israel.

99.2	Press release dated November 6, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: November 6, 2015	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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